Exhibit 99.1

Republic Bancorp, Inc. Reports Fourth Quarter 2022 Net Income of $18.5 Million, an 8% increase over the Fourth Quarter of 2021

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 27, 2023--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported fourth quarter 2022 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $18.5 million and $0.94 per share, representing increases of 8%(5) and 9%(5) over the comparable figures for the fourth quarter of 2021. Fiscal year 2022 net income and Diluted EPS were $91.1 million(5) and $4.59 per share(5), representing increases of 4%(5) and 7%(5)over 2021.

Logan Pichel, President, and CEO of the Bank commented, “We are pleased with the strong results we are reporting for the fourth quarter of 2022. We are also proud of the accomplishments we achieved while providing solid returns to our shareholders. Some of the more significant accomplishments and accolades we received during 2022 are noted below.

Enhancing the long-term value of our Core Banking Franchise continues to produce positive quarterly results. Expansion of our Core Bank(1) net interest margin is among our most notable achievements during 2022, as we ended the fourth quarter of the year with a net interest margin of 3.82%, a 74-basis-point increase over the fourth quarter of 2021. Total Company non-interest expenses decreased $129,000 from the fourth quarter of 2021 to the fourth quarter of 2022 and increased a modest 2% for the 2022 fiscal year compared to 2021. For 2023, we expect to broaden our focus on efficiently expanding and increasing our revenue streams with a maintained discipline in controlling our non-interest expenses as we seek to further grow the long-term value of the Company.

Loan growth, credit quality and maintaining a strong capital position were additional highlights for 2022. Portfolio loan growth within our Traditional Banking segment reached $404 million for the year, an all-time high figure for this segment. Commercial related loan growth, drove the majority of this increase for the year, especially within our collective Louisville-based CRE Lending, Private Banking and Commercial Banking business lines, as well as our Northern Kentucky/Cincinnati and Florida markets. These business units and markets grew their total loan portfolios $117 million, $89 million, and $45 million, respectively. Additionally, our Aircraft Lending division contributed $37 million of loan growth for the year.

Our credit quality and capital ratios remained strong. For our Core Bank(1), our ratios of 0.14% for delinquent loans to total loans and 0.37% for non-performing loans to total loans were near all-time favorable lows as of December 31, 2022. As of December 31, 2022, we project our consolidated capital ratios will place us among the best capitalized bank holding companies across the country. These safety and soundness measurements for credit quality and capital firmly position us in the event of an economic downturn in 2023 that some are predicting.

Our primary mission at Republic is to help our clients, our associates and our communities thrive, and we are certainly proud of the awards we received and the examples we set in fulfilling this mission. During 2022, through our Republic Bank Foundation (the “Foundation”), we were one of only seven recipients in the nation to receive a 2022 American Bankers Association Foundation Community Commitment Award for our Foundation’s leadership to help complete the funding for the Louisville Urban League’s Norton Healthcare Sports and Learning Center facility opened in 2021. In addition to this prestigious acknowledgement, our Company also received following recognitions during the year:

  Louisville Business First’s 2022 Business Impact Award. This award recognizes companies that further racial justice and equality in their community. We were selected based on the impact of our Community Loan Fund.
  Newsweek’s Best Banks in America 2022. As part of this recognition Newsweek and Lending Tree collaborated to review more than 50 key factors of a financial institution to determine their ranking, including overall health of the bank, customer service performance and features, digital and branch presence, account and loan options, interest rate offerings, and fees.
  2022 Best Places to Work in Kentucky. We received this recognition for the sixth year in a row. This program was developed to identify and recognize Kentucky businesses that represent the ideal workplace environment through dedication and creativity.

This year represented the 40-year anniversary for Republic Bank & Trust Company. As part of our celebration for this significant milestone, our associates overwhelmingly voted to celebrate by increasing our acts of volunteerism throughout our various communities. In July, we began a Company-wide internal campaign encouraging associates to enhance their volunteer activities within their respective communities. Just three short months after that campaign began, our associates had participated in over 90 acts of volunteerism. This initiative captured the true essence of Republic Bank, which is our people are the cornerstone of our business and our communities. It is our people that allow us to achieve our mission of enabling our clients, our Company, our associates, and the communities we serve to thrive, and I couldn’t be prouder to be part of such a wonderful, caring group of associates,” concluded Pichel.

The following table highlights Republic’s key metrics for the three months and years ended December 31, 2022, and 2021, as revised(5). Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 27, 2023.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,				Years Ended Dec. 31,
(dollars in thousands, except per share data)	2022	2021 (5)	$ Change (5)	% Change	2022 (5)	2021 (5)	$ Change (5)	% Change

Income Before Income Tax Expense	$23,488	$20,367	$3,121	15%	$116,845	$111,442	$5,403	5%
Net Income	18,513	17,218	1,295	8	91,106	87,611	3,495	4
Diluted EPS	0.94	0.86	0.08	9	4.59	4.28	0.31	7
Return on Average Assets ("ROA")	1.25%	1.11%	NA	13	1.48%	1.39%	NA	6
Return on Average Equity ("ROE")	8.65	8.15	NA	6	10.68	10.37	NA	3

NA – Not applicable

Results of Operations for the Fourth quarter of 2022 Compared to the Fourth quarter of 2021

Core Bank(1)

Net income from Core Banking was $16.3 million for the fourth quarter of 2022 compared to $14.0 million for the fourth quarter of 2021. An increase of $11.4 million in pre-tax, non-PPP Traditional Bank net interest income was a strong, positive driver to the Core Bank’s earnings for the quarter and helped to offset pre-tax declines of $3.0 million in PPP loan revenue, $2.7 million of Mortgage Banking income, and $3.5 million of net interest income within the Warehouse Lending (“Warehouse”) segment. Within the noninterest expense category, our Core Bank noninterest expenses decreased 2% from the fourth quarter of 2021 to the fourth quarter of 2022 and increased less than 1% for 2022 fiscal year compared to 2021.

Net Interest Income – Core Bank net interest income was $52.0 million for the fourth quarter of 2022, an $8.4 million, or 19%, increase over the fourth quarter of 2021. In addition, the Core Bank’s net interest margin (“NIM”) increased from 3.08% during the fourth quarter of 2021 to 3.82% during the fourth quarter of 2022. This increase was driven primarily by the following in each Core Bank segment:

Traditional Bank

Overall, Traditional Bank net interest income was $49.7 million for the fourth quarter of 2022, a $12.1 million, or 32%, increase over the fourth quarter of 2021, while the Traditional Bank’s NIM increased from 3.08% during the fourth quarter of 2021 to 3.94% for the fourth quarter of 2022.

Excluding PPP(2) loan fees and interest, the Traditional Bank’s net interest income increased $15.1 million, or 44%, and its NIM expanded 106 basis points to 3.94% from the fourth quarter of 2021 to the fourth quarter of 2022. This increase in net interest income and related expansion in NIM resulted primarily from the Company’s balance sheet management strategy of maintaining large interest earning cash balances, which benefited from increases in the Federal Funds Target Rate (“FFTR”). Notable changes in specific categories included the following:

  Average interest-earning cash was $550 million with a weighted-average yield of 3.73% during the fourth quarter of 2022 compared to $845 million with a weighted-average yield of 0.16% for the fourth quarter of 2021.
  Average investments grew to $694 million with a weighted-average yield of 2.07% during the fourth quarter of 2022 from $540 million with a weighted-average yield of 1.37% for the fourth quarter of 2021.
  Average non-PPP Traditional Bank loans grew from $3.4 billion with a weighted-average yield of 3.88% during the fourth quarter of 2021 to $3.8 billion with a weighted average yield of 4.44% during the fourth quarter of 2022.

The Traditional Bank recognized $77,000 of combined fees and interest on its PPP portfolio during the fourth quarter of 2022 compared to $3.1 million of similar fees and interest during the fourth quarter of 2021. The $3.0 million decrease in combined PPP fees and interest primarily highlighted the short-term nature of the PPP, as approximately 97% of all fees and interest eligible to be recognized under the program by the Traditional Bank were recognized during 2020 and 2021. As of December 31, 2022, total PPP loans of $5 million remained on the Traditional Bank’s balance sheet out of the original $738 million originated during 2020 and 2021.

Warehouse Lending

Net interest income within the Warehouse segment decreased $3.5 million, or 60%, from the fourth quarter of 2021 to the fourth quarter of 2022, driven by decreases in both average outstanding balances and net interest margin. Overall average outstanding Warehouse balances declined from $758 million during the fourth quarter of 2021 to $407 million for the fourth quarter of 2022, driven largely by the sharp rise in long-term interest rates during 2022, which depressed mortgage-refinancing demand and resulted in a sharp drop in Warehouse line usage.

In addition, the Warehouse net interest margin decreased 80 basis points from 3.08% during the fourth quarter of 2021 to 2.28% during the fourth quarter of 2022. The decline in the Warehouse net interest margin occurred as its funding costs, as charged through the Company’s funds-transfer-pricing methodology, generally rose in tandem with the increase in short-term interest rates during the year, while its yield increases were delayed until the adjustable rates on its clients’ lines of credit surpassed their contractual interest rate floors during mid-2022. These interest rate floors benefited Warehouse’s net interest margin substantially during 2020 and 2021 when market rates declined to historical lows but have produced margin compression since the onset of the FFTR increases during 2022.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2022	2021	Change	2022	2021	Change

Traditional Banking - excluding PPP	$49,598	$34,492	$15,106	3.94%	2.88%	1.06%
Traditional Banking - PPP	77	3,080	(3,003)	NM	NM	NM
Total Traditional Banking	49,675	37,572	12,103	3.94	3.08	0.86

Warehouse Lending	2,317	5,831	(3,514)	2.28	3.08	(0.80)
Mortgage Banking*	50	279	(229)	NM	NM	NM
Total Core Bank	$52,042	$43,682	$8,360	3.82	3.08	0.74

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,
Reportable Segment	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Traditional Banking - excluding PPP	$3,792,476	$3,408,322	$384,154	11%	$3,850,162	$3,445,945	$404,217	12%
Traditional Banking - PPP	6,802	89,156	(82,354)	(92)	4,980	56,014	(51,034)	(91)
Total Traditional Banking	3,799,278	3,497,478	301,800	9	3,855,142	3,501,959	353,183	10

Warehouse Lending	406,903	757,688	(350,785)	(46)	403,560	850,550	(446,990)	(53)
Mortgage Banking*	2,092	25,227	(23,135)	(92)	1,302	29,393	(28,091)	(96)
Core Bank	$4,208,273	$4,280,393	$(72,120)	(2)	$4,260,004	$4,381,902	$(121,898)	(3)

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(3) was a net charge of $1.6 million during the fourth quarter of 2022 compared to a net charge of $337,000 for the fourth quarter of 2021. The net charge during the fourth quarter of 2022 was primarily driven by a $1.4 million Provision resulting primarily from general formula reserves applied to $109 million of growth in non-PPP Traditional Bank loans during the quarter. The net charge during the fourth quarter of 2021 was primarily driven by growth in outstanding Warehouse balances from September 30, 2021, to December 31, 2021.

As of December 31, 2022, while its credit metrics remained solid, the Core Bank’s Allowance remained generally elevated compared to historical levels due to continued economic uncertainty resulting from continued inflation.

As a percentage of total loans, the Core Bank’s Allowance(3) increased from 1.18% as of December 31, 2021, to 1.21% as of December 31, 2022. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Dec. 31, 2022			As of Dec. 31, 2021			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank, Less PPP	$3,850,162	$50,709	1.32%	$3,445,945	$49,407	1.43%	(0.11)%	(8)%
Plus: Paycheck Protection Program	4,980	—		56,014	—

Traditional Bank	$3,855,142	$50,709	1.32	3,501,959	49,407	1.41	(0.09)	(6)

Warehouse Lending	403,560	1,009	0.25	850,550	2,126	0.25	—	—

Total Core Bank	4,258,702	51,718	1.21	4,352,509	51,533	1.18	0.03	3

Tax Refund Solutions	149,272	3,888	2.60	50,987	96	0.19	2.41	1,268
Republic Credit Solutions	107,828	14,807	13.73	93,066	12,948	13.91	(0.18)	(1)
Total Republic Processing Group	257,100	18,695	7.27	144,053	13,044	9.06	(1.79)	(20)

Total Company	$4,515,802	$70,413	1.56	$4,496,562	$64,577	1.44	0.12	8

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
		Quarters Ended:			Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2022	2022	2022	2022	2022	2021	2020

Nonperforming loans to total loans	0.37%	0.39%	0.38%	0.40%	0.37%	0.47%	0.50%

Nonperforming assets to total loans (including OREO)	0.40	0.43	0.42	0.44	0.40	0.51	0.56

Delinquent loans* to total loans	0.14	0.10	0.13	0.14	0.14	0.17	0.21

Net charge-offs to average loans	0.02	(0.02)	0.00	0.01	0.00	0.01	0.03
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $9.0 million during the fourth quarter of 2022, a decrease of $3.0 million, or 25%, from the fourth quarter of 2021. The decrease in non-interest income was driven primarily by a reduction in Mortgage Banking income of $2.7 million for the quarter.

  Mortgage Banking income decreased $2.7 million for the quarter. The decrease in Mortgage banking income was caused by the rise in long-term interest rates during 2022, which led to a significant slowdown in the origination of mortgage loans to be sold into the secondary market. During the fourth quarter of 2022, the 30-year mortgage rate hovered near levels not generally seen since 2008. As a result, the Core Bank sold only $12 million of loans into the secondary market during the fourth quarter of 2022 compared to sales of $155 million during the fourth quarter of 2021.
  Partially offsetting the decrease above was $452,000 of customer-related loan swap fee revenue recorded during the fourth quarter of 2022 within Other Income related to two large swap transactions. Conversely, the Company did not have any swap transactions during the fourth quarter of 2021.

Noninterest Expense – Core Bank noninterest expense was $38.4 million for the fourth quarter of 2022 compared to $39.2 million for the fourth quarter of 2021, a decrease of 2%. Notable changes within noninterest expense categories were as follows:

  Salaries and Benefits expense decreased $923,000, or 5%, to $19.3 million for the fourth quarter of 2022. The most notable changes within this category were as follows:
    Commissions related to mortgage originations decreased by $1.0 million due to the previously discussed slowdown in mortgage origination volume.
    Base salaries and wages decreased $225,000, or 1%, from $17.9 million during the fourth quarter of 2021 to $17.7 million for the fourth quarter of 2022, as the additional cost of approximately 4% for annual merit increases during the year was substantially offset by a 53-count reduction in Core Bank full-time equivalent employees.
    In accordance with FASB Accounting Standards Codification (“ASC”) 310-20, the Company records a credit offset to salary expense for each loan it originates and recognizes the cost of that credit as an adjustment to the loan’s yield over its estimated life. The amount of this credit for the Core Bank decreased $709,000, thus increasing expense, from the fourth quarter of 2021 to the fourth quarter of 2022 and was driven primarily by the substantial decline in secondary market loan origination volume from period to period.
  Other expenses increased $398,000. Meals, Entertainment, and Travel expenses represented the most notable increase for the quarter, growing $194,000, with these expenses reverting back nearer to pre-pandemic levels, in combination with inflationary pressures on their costs.

Republic Processing Group(4)

The Republic Processing Group (“RPG”) reported net income of $2.2 million for the fourth quarter of 2022, a decrease of $1.0 million from the fourth quarter of 2021. The most notable items driving the quarter-to-quarter change in net income at RPG was within the Tax Refund Solutions (“TRS”) segment.

The TRS segment derives substantially all its revenues during the first half of the year. TRS recorded a net loss of $1.8 million for the fourth quarter of 2022 compared to a net loss of $1.3 million for the same period in 2021.

The change in profitability at TRS was primarily timing in nature as TRS began offering a new early season refund advance (“ERA”) product during the fourth quarter of 2022, which it did not offer during the fourth quarter of 2021. As such, the financial impact of the ERA is new to Republic for the fourth quarter of 2022. As a result, TRS recorded an estimated pre-tax provision of $3.8 million for the product during the fourth quarter of 2022, representing 4% of the $98 million of balances originated during the quarter, while recording only $825,000 of pre-tax revenue for the product during the quarter, as much of the revenue will be recognized over its life during the first quarter of 2023.

Partially offsetting the decrease to income above, TRS’s net interest income increased a pre-tax $2.7 million from the fourth quarter of 2021 to the same period in 2022 resulting primarily from a higher crediting rate applied through the Company’s funds-transfer-pricing methodology to TRS’s prepaid card deposits offered through its Republic Payment Solutions division.

Within the RCS division, net income decreased $511,000 from the revised(5) net income for the fourth quarter of 2021. The overall decline in net income at RCS was concentrated within its installment loan product and was driven by a decrease in new loan origination volume and the corresponding sales of these loans, which caused a decline in RCS program fees for the quarter.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $5.8 billion in assets as of December 31, 2022, and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(2)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure.

	Net Interest Income				Interest-Earning Assets				Net Interest Margin
	Three Months Ended Dec. 31,				Three Months Ended Dec. 31,				Three Months Ended Dec. 31,
(dollars in thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change	2022	2021	% Change

Traditional Banking - GAAP	$49,675	$37,572	$12,103	32%	$5,043,145	$4,882,268	$160,877	3%	3.94%	3.08%	0.86%
Less: Impact of PPP fees and interest	77	3,080	(3,003)	(98)	6,802	89,156	(82,354)	(92)	-	0.20	(0.20)
Traditional Banking ex PPP fees and interest - non-GAAP	$49,598	$34,492	$15,106	44	$5,036,343	$4,793,112	$243,231	5	3.94	2.88	1.06

(3)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(4)	Republic Processing Group operations consist of the TRS and Republic Credit Solutions (“RCS”) segments.

(5)

During the fourth quarter of 2022, the Company identified a prior period accounting error in the form of an immaterial understatement of revenue, solely related to one RCS line of credit product. The financial reporting periods affected by this error include the Company’s previously reported audited consolidated financial statements for the fiscal year ended December 31, 2021, and the Company’s previously reported interim unaudited consolidated financial statements for each of the quarterly and fiscal year-to-date periods ended June 30, 2021; September 30, 2021; March 31, 2022; June 30, 2022; and September 30, 2022; and the unaudited consolidated quarterly financial data for the quarter ending December 31, 2021 (collectively the “previously reported financial statements”). The three-month period ended December 31, 2021, and the year-end period December 31, 2021, also reflected certain immaterial revisions to reclassify certain gains and losses on the sale of the same RCS line of credit product. This reclassification impacts noninterest income, noninterest expense, and interest income with no impact to net income.

Based on the Company’s evaluation of this error in consideration of the Financial Accounting Standards Board (“FASB) Accounting Standards Codification (“ASC”) 250 and the SEC Staff’s Accounting Bulletins Nos. 99 (“SAB 99”) and 108 (“SAB 108”) and interpretations therewith, the Company concluded this error was not material, on an individual or aggregate basis, to the Company’s previously reported financial statements and correction of the error would not be material to the current year financial statements, including any interim periods. However, the Company corrected this error as a voluntary immaterial revision to the accompanying earnings release, as of and for the fiscal years ended December 31, 2022, and 2021, in the periods in which the error occurred. In addition, the Company expects to present the corrected interim 2022 amounts in its 2023 consolidated interim financial statements upon the filing of its Quarterly Reports on Form 10-Q on a quarterly basis and a year-to-date basis as a voluntary immaterial revision to all applicable 2022 periods. The Company also expects to present the corrected 2021 and 2022 amounts upon the filing of the Annual Report on Form 10-K for the year ended December 31, 2022, as a voluntary immaterial revision to all applicable 2021 and 2022 periods.

NM – Not meaningful
NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628